Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
GUESS ?, INC.,
a Delaware corporation

Guess ?, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
FIRST: That the original Certificate of Incorporation of Guess ?, Inc. (the “Corporation”) was filed with the Secretary of State of Delaware on August 3, 1993. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 31, 1996 (the “Restated Certificate”).
SECOND: That the Board of Directors of the Corporation duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, resolutions setting forth an amendment to the Restated Certificate and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.
THIRD: The Restated Certificate is hereby amended by deleting the text of Article VIII in its entirety and substituting the following therefor:
“Management of the Affairs of the Corporation

SECTION 8.1. Management of the Affairs of the Corporation.
(a)     The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Restated Certificate of Incorporation or by the Bylaws of the Corporation (the “Bylaws”).
(b)     The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(i)     The Board of Directors shall have the power to make, alter, amend, change or repeal the Bylaws by the affirmative vote of a majority of the members of the Board of Directors then in office. In addition, the Bylaws may be made, altered, amended, changed or repealed by the stockholders of the Corporation upon the affirmative vote of the holders of at least 66-2/3 % of the outstanding capital stock entitled to vote thereon.
(ii)     The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. The directors elected or appointed to the Board prior to the 2021 annual meeting of stockholders are currently divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with the directors of each class serving for a term expiring at the annual meeting of stockholders held during the third (3rd) year after election and until his or her successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Commencing with the Company’s 2021 annual meeting of stockholders, directors shall be elected as follows: (i) directors elected at the 2021 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2022 and until their respective successors have been duly elected and qualified or until their earlier resignation or removal; (ii) directors elected at the 2022 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2023 and until their respective successors have been duly elected and qualified or until their earlier resignation or removal; and (iii) beginning with the 2023 annual meeting of stockholders, all directors elected at an annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.
Any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director so elected by the Board of Directors to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.
(iii)     Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided herein and in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the General Corporation Law of the State of Delaware.
(iv)     Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.
(v)     The Board of Directors shall have the exclusive authority and power to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by applicable law or authorized by the Bylaws or by the Board of Directors.
The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.”
    FOURTH: Except as modified hereby, the Restated Certificate shall remain in full force and effect.
[Signature Page Follows]

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of June 24, 2021.
Guess ?, Inc.

/s/ Carlos Alberini
Carlos Alberini
Chief Executive Officer